[Letterhead of Haskell Slaughter & Young, L.L.C.]



                               September 25, 1997



HEALTHSOUTH Corporation
One HEALTHSOUTH Parkway
Birmingham, Alabama  35243

                 Re: PLAN AND AGREEMENT OF MERGER BY AND AMONG HEALTHSOUTH CORPORATION, REID ACQUISITION CORPORATION AND HORIZON/CMS HEALTHCARE CORPORATION


Gentlemen:

     We have acted as counsel to HEALTHSOUTH Corporation, a Delaware corporation {"HEALTHSOUTH"), in connection with the proposed merger (the "Merger") of Reid Acquisition Corporation, a Delaware corporation ("Subsidiary") and wholly-owned subsidiary of HEALTHSOUTH, with and into Horizon/CMS Healthcare Corporation, a Delaware corporation ("Horizon/CMS"), pursuant to the terms of the Plan and Agreement of Merger, dated as of February 17, 1997 (the "Plan of Merger"), by and among HEALTHSOUTH, Subsidiary and Horizon/CMS, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-____) filed on September 25, 1997, by HEALTHSOUTH with the Securities and Exchange Commission, as amended (the "Registration Statement"). This opinion is being provided in satisfaction of the conditions set forth in
Section 9.2(c) of the Plan of Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan of Merger, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HEALTHSOUTH, Subsidiary and Horizon/CMS which are annexed hereto (the "Representations and Warranties").

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing and assuming that, as of the Effective Time of the Merger and following the Merger there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

     (i) Provided the Merger qualifies as a statutory merger under the Delaware General Corporation Law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and HEALTHSOUTH, Subsidiary and Horizon/CMS will each be a "party to the reorganization" within the meaning of
Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by HEALTHSOUTH Subsidiary or Horizon/CMS as a result of the Merger;

     (iii) No gain or loss will be recognized by a Horizon/CMS stockholder who receives solely shares of HEALTHSOUTH Common Stock in exchange for Horizon/CMS Common Stock;

     (iv) The receipt of Cash in lieu of fractional shares of HEALTHSOUTH Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HEALTHSOUTH. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a divdiend;

     (v) The tax basis of the shares of HEALTHSOUTH Common Stock received by a Horizon/CMS stockholder will be equal to the tax bases of the Horizon/CMS Common Stock exchanged therefor, excluding any basis allocable to a fractional share of HEALTHSOUTH Common Stock for which cash is received. In every case in which a Horizon/CMS stockholder owns stock of more than one class, the basis of the stock of each such class held before the Merger by such Horizon/CMS stockholder shall be allocated among the shares of HEALTHSOUTH Common Stock received by such Horizon/CMS stockholder pursuant to the Merger; and

     (vi) The holding period of the shares of HEALTHSOUTH Common Stock received by a Horizon/CMS stockholder will include the holding period or periods of the Horizon/CMS Common Stock exchanged therefor, provided that the Horizon/CMS Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the Merger.

     The Merger should have no immediate federal income tax consequences to HEALTHSOUTH stockholders.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Plan of Merger.

     We hereby consent to the references to our Firm under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                        Very truly yours,

                                        HASKELL SLAUGHTER & YOUNG, L.L.C.



                                    By: /s/ Ross N. Cohen
                                        ----------------------------------------
                                                 Ross N. Cohen